As filed with the Securities and Exchange Commission on November 2, 2015

Registration No. 333-184411

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

M&T BANK CORPORATION

(Exact name of registrant as specified in its charter)

New York	16-0968385
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

One M&T Plaza, Buffalo, New York	14203
(Address of Principal Executive Offices)	(Zip Code)

HUDSON CITY BANCORP, INC. AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN

HUDSON CITY BANCORP, INC. 2006 STOCK INCENTIVE PLAN

PROFIT INCENTIVE BONUS PLAN OF HUDSON CITY SAVINGS BANK

(Full title of the plan)

Drew J. Pfirrman, Esq.

Senior Vice President and General Counsel

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

(Name and address of agent for service)

(716) 842-5445

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common stock, par value $0.50 per share	1,383,500 shares	N/A	N/A	N/A

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the common stock of M&T Bank Corporation (“M&T”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of M&T common stock.
(2)	Pursuant to the Agreement and Plan of Merger, dated as of August 27, 2012, as amended by Amendment No. 1, dated April 13, 2013, Amendment No. 2, dated December 16, 2013, Amendment No. 3, dated December 8, 2014, and Amendment No. 4, dated April 16, 2015 (as amended, the “Merger Agreement”), in each case by and among M&T, Hudson City Bancorp, Inc. (“Hudson City”) and Wilmington Trust Corporation, a wholly owned subsidiary of M&T (“WTC”), effective as of November 1, 2015, M&T acquired Hudson City pursuant to a merger of Hudson City with and into WTC. At the effective time of the merger, certain outstanding equity awards with respect to shares of common stock of Hudson City held by current employees were converted into equity awards with respect to shares of common stock of M&T, subject to appropriate adjustments to the number of shares and, where applicable, the exercise price of such award. The number of shares registered hereunder represents the maximum number of shares of M&T common stock issuable upon the vesting or exercise of such equity awards, subject to appropriate adjustments thereto, and shares of common stock of M&T issuable to participants in the Profit Incentive Bonus Plan of Hudson City Savings Bank (the “Legacy Hudson 401(k) plan”) electing to invest in M&T common stock through the Legacy Hudson 401(k) plan during payroll periods between the effective date of the merger and the transition of such plan participants to M&T’s existing 401(k) plan(s).
(3)	These shares were registered under the Registration Statement on Form S-4 (File No. 333-184411), as amended. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4 (File No. 333-184411), as amended.

EXPLANATORY NOTE

M&T Bank Corporation (“M&T” or the “Registrant”) hereby amends the Registration Statement on Form S-4 (File No. 333-184411) (as amended, the “Form S-4”) by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”) relating to shares of common stock of M&T issuable in respect of certain equity awards in respect of shares of common stock of Hudson City Bancorp, Inc. (“Hudson City”), granted by Hudson City and held by current employees of Hudson City, which were assumed by M&T and converted into equity awards in respect of shares of common stock of M&T in connection with M&T’s acquisition of Hudson City. These equity awards were granted pursuant to the following plans: the Hudson City Bancorp, Inc. Amended and Restated 2011 Stock Incentive Plan, the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan and the Profit Incentive Bonus Plan of Hudson City Savings Bank (the “Plans”). This Registration Statement also relates to shares of common stock of M&T issuable to participants in the Profit Incentive Bonus Plan of Hudson City Savings Bank (the “Legacy Hudson 401(k) plan”) electing to invest in M&T common stock through the Legacy Hudson 401(k) plan during payroll periods between the effective date of the merger described below and the transition of such plan participants to M&T’s existing 401(k) plan(s), which transition is expected to be completed early in 2016.

Pursuant to the Agreement and Plan of Merger, dated as of August 27, 2012, as amended by Amendment No. 1, dated April 13, 2013, Amendment No. 2, dated December 16, 2013, Amendment No. 3, dated December 8, 2014, and Amendment No. 4, dated April 16, 2015 (as amended, the “Merger Agreement”), in each case by and among M&T, Hudson City and Wilmington Trust Corporation, a wholly owned subsidiary of M&T (“WTC”), effective as of November 1, 2015, Hudson City merged with and into WTC, with WTC surviving as a wholly owned subsidiary of M&T.

At the effective time of the merger, each share of Hudson City common stock was converted into the right to receive either 0.08403 of a share of M&T common stock (the “exchange ratio”) or cash having a value equal to the product of the exchange ratio multiplied by the average closing price of M&T common stock for the ten trading days immediately prior to the completion of the merger (such stock or cash, the “merger consideration”), depending on the election of the holder of such share of Hudson City common stock and subject to the proration and adjustment procedures as specified in the Merger Agreement.

Additionally, at the effective time of the merger,

(i)	each outstanding and unexercised option to purchase shares of Hudson City common stock, whether vested or unvested, was converted into an option to purchase shares of M&T common stock equal to the product of (x) the number of shares of Hudson City common stock that were purchasable under the option immediately before the effective time of the merger and (y) exchange ratio, and having an exercise price equal to (x) the per share exercise price of the option in effect immediately before the effective time of the merger divided by (y) the exchange ratio, and will otherwise remain subject to the same terms and conditions applicable prior to the merger;

(ii)	each outstanding deferred stock unit (“DSU”) of Hudson City (other than performance DSUs described in clause (iii) below) was converted into an award with respect to shares M&T common stock in a number equal to the product of (x) the number of shares of Hudson City common stock subject to the DSU immediately before the effective time of the merger and (y) the exchange ratio, and will otherwise remain subject to the same terms and conditions applicable prior to the merger;

(iii)	each performance-based DSU of Hudson City that was granted prior to August 27, 2012 was converted into the right to receive cash merger consideration, and each other performance based DSUs of Hudson City was converted into the right to receive 0.08403 of a share of M&T common stock, and will otherwise remain subject to the same terms and conditions applicable prior to merger; and

(iv)	other Hudson City stock awards were converted into the right to acquire or receive benefits measured by the value of the number of shares of M&T common stock equal to the product of (x) the number of shares of Hudson City common stock subject to such award immediately before the effective time of the merger and (y) the exchange ratio, and will otherwise remain subject to the same terms and conditions applicable prior to the merger.

In connection with the merger, M&T assumed those outstanding equity awards in respect of shares of common stock of Hudson City that were converted into equity awards with respect to shares of common stock of M&T.

This Registration Statement relates to those shares of M&T common stock issuable upon the vesting or exercise of such assumed and converted equity awards that are held by current employees of Hudson City. These shares of M&T common stock issuable in respect of such equity awards were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1). These documents and the documents incorporated by reference into this Registration Statement pursuant to Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

In this registration statement, as permitted by law, M&T “incorporates by reference” information from other documents that M&T files with the Securities and Exchange Commission (the “SEC”). This means that M&T can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care.

The following documents filed (and excluding any documents or portions thereof furnished) with the SEC by M&T are hereby incorporated into this Registration Statement by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 20, 2015;

•	Definitive Proxy Statement on Schedule 14A for the 2015 Annual Meeting of Shareholders held on April 21, 2015, filed with the SEC on March 5, 2015;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, filed with the SEC on May 8, 2015, June 30, 2015, filed with the SEC on August 5, 2015 and September 30, 2015, filed with the SEC on October 30, 2015;

•	Current Reports on Form 8-K, filed with the SEC on January 30, 2015, April 17, 2015, April 23, 2015, June 9, 2015, September 30, 2015 and October 22, 2015; and

•	The description of M&T’s common stock contained in the Registration Statement on Form 8-A filed with the SEC on May 20, 1998, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by M&T pursuant to Section 13(a), 13(c) 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than those documents or portions of those documents that may be “furnished” and not filed with the SEC), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases, not opposed to such corporation’s best interests, and additionally, in criminal actions, has no reasonable cause to believe his conduct was unlawful.

The Amended and Restated Bylaws of M&T (Article V) provide the following:

SECTION 1. Right of Indemnification: Each director and officer of the Corporation, whether or not then in office, and any person whose testator or intestate was such a director or officer, shall be indemnified by the Corporation for the defense of, or in connection with, any threatened, pending or completed actions or proceedings and appeals therein, whether civil, criminal, governmental, administrative or investigative, in accordance with and to the fullest extent permitted by the Business Corporation Law of the State of New York or other applicable law, as such law now exists or may hereafter be amended; provided, however, that the Corporation shall provide indemnification in connection with an action or proceeding (or part thereof) initiated by such a director or officer only if such action or proceeding (or part thereof) was authorized by the Board of Directors.

SECTION 2. Advancement of Expenses: Expenses incurred by a director or officer in connection with any action or proceeding as to which indemnification may be given under Section 1 of this Article V may be paid by the Corporation in advance of the final disposition of such action or proceeding upon (a) receipt of an undertaking by or on behalf of such director or officer to repay such advancement in the event that such director or officer is ultimately found not to be entitled to indemnification as authorized by this Article V and (b) approval by the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding or, if such a quorum is not obtainable, then approval by stockholders. To the extent permitted by law, the Board of Directors or, if applicable, the stockholders, shall not be required under this Section 2, to find that the director or officer has met the applicable standard of conduct provided by law for indemnification in connection with such action or proceeding.

SECTION 3. Availability and Interpretation: To the extent permitted under applicable law, the rights of indemnification and to the advancement of expenses provided in this Article V (a) shall be available with respect to events occurring prior to the adoption of this Article V, (b) shall continue to exist after any recision or restrictive amendment of this Article V with respect to events occurring prior to such recision or amendment, (c) may be interpreted on the basis of applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, or on the basis of applicable law in effect at the time such rights are claimed, and (d) are in the nature of contract rights which may be enforced in any court of competent jurisdiction as if the Corporation and the director or officer for whom such rights are sought were parties to a separate written agreement.

SECTION 4. Other Rights: The rights of indemnification and to the advancement of expenses provided in this Article V shall not be deemed exclusive of any other rights to which any such director, officer or other person may now or hereafter be otherwise entitled whether contained in the certificate of incorporation, these Bylaws, a resolution of stockholders, a resolution of the Board of Directors, or an agreement providing such indemnification, the creation of such other rights being hereby expressly authorized.

Without limiting the generality of the foregoing, the rights of indemnification and to the advancement of expenses provided in this Article V shall not be deemed exclusive of any rights, pursuant to statute or otherwise, of any such director, officer or other person in any such action or proceeding to have assessed or allowed in his or her favor, against the Corporation or otherwise, his or her costs and expenses incurred therein or in connection therewith or any part thereof.

SECTION 5. Severability: If this Article V or any part hereof shall be held unenforceable in any respect by a court of competent jurisdiction, it shall be deemed modified to the minimum extent necessary to make it enforceable, and the remainder of this Article V shall remain fully enforceable.

As permitted by Section 402(b) of the New York Business Corporation Law, Article SEVENTH of M&T’s Restated Certificate of Incorporation, as amended, provides as follows:

SEVENTH: As to any act or omission occurring after the adoption of this provision, a director of the Corporation shall, to the maximum extent permitted by the laws of the State of New York, have no personal liability to the Corporation or any of its stockholders for damages for any breach of duty as a director, provided that this Article SEVENTH shall not eliminate or reduce the liability of a director in any case where such elimination or reduction is not permitted by law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated into this item by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on November 2, 2015.

M&T BANK CORPORATION

By:	/s/ René F. Jones
	Name:	René F. Jones
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on November 2, 2015.

*
Robert G. Wilmers	Chairman of the Board, Chief Executive Officer and Director
(Principal Executive Officer)

*
René F. Jones	Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

*
Michael R. Spychala	Senior Vice President and Controller
(Principal Accounting Officer)

*
Mark J. Czarnecki	President, Chief Operating Officer and Director

*
Robert T. Brady	Vice Chairman of the Board

*
Brent D. Baird	Director

*
C. Angela Bontempo	Director

*
T. Jefferson Cunningham III	Director

*
Gary N. Geisel	Director

*
Richard A. Grossi	Director

*
John D. Hawke, Jr.	Director

*
Patrick W.E. Hodgson	Director

*
Richard G. King	Director

*
Newton P.S. Merrill	Director

*
Melinda R. Rich	Director

*
Robert E. Sadler, Jr.	Director

Denis J. Salamone	Director

*
Herbert L. Washington	Director

* By: /s/ Drew J. Pfirrman
(Attorney-in-fact)
Pursuant to the Power of Attorney filed herewith

EXHIBIT INDEX

4.1	Restated Certificate of Incorporation of M&T Bank Corporation dated November 18, 2010, incorporated by reference to Exhibit 3.1 to M&T’s Current Report on Form 8-K filed with the SEC on November 19, 2010.

4.2	Certificate of Amendment of the Restated Certificate of Incorporation of M&T Bank Corporation dated May 26, 2011, incorporated by reference to Exhibit 3.1 to M&T’s Current Report on Form 8-K filed with the SEC on May 31, 2011.

4.3	Certificate of Amendment of the Restated Certificate of Incorporation of M&T Bank Corporation dated April 19, 2013, incorporated by reference to Exhibit 3.1 to M&T’s Current Report on Form 8-K filed with the SEC on April 22, 2013.

4.4	Certificate of Amendment of the Restated Certificate of Incorporation of M&T Bank Corporation dated February 11, 2014, incorporated by reference to Exhibit 3.1 to M&T’s Current Report on Form 8-K filed with the SEC on February 11, 2014.

4.5	Amended and Restated Bylaws of M&T Bank Corporation, effective November 16, 2010, incorporated by reference to Exhibit 3.2 to M&T’s Current Report on Form 8-K filed with the SEC on November 19, 2010.

4.6	Hudson City Bancorp, Inc. Amended and Restated 2011 Stock Incentive Plan.

4.7	Hudson City Bancorp, Inc. 2006 Stock Incentive Plan.

4.8	Profit Incentive Bonus Plan Of Hudson City Savings Bank Adoption Agreement No. 1.

4.9	Profit Incentive Bonus Plan Of Hudson City Savings Bank.

5.1	Opinion of Brian R. Yoshida.

23.1	Consent of Brian R. Yoshida, included in the opinion filed as Exhibit 5.1 and incorporated herein by reference.

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney.